Exhibit 14.1R

                           JPC Capital Partners, Inc.
                       Code of Business Conduct and Ethics


This Code of Ethical Conduct is intended to cover a wide range of business practices and procedures. It will not cover every situation that may come up, but it sets out basic principles to guide all directors, officers and employees of JPC Capital Partners, Inc. (the "Company").

All of our directors, officers and employees must conduct themselves accordingly and also seek to avoid the appearance of improper behavior. The Code should also be provided to and followed by anyone who represents the Company, including consultants.

Law supercedes this Code. Always follow the law.

Those who violate the standards in this Code will be subject to disciplinary action by the Company up to and including termination of employment.

In the event this Code is modified, all directors, officers and employees will be provided with a copy of the modified Code and will be deemed to have accepted and will abide by the modified Code.

Compliance with Laws, Rules and Regulations

Obeying the letter of the law as well as the spirit of the law, is the basis on which this Company's ethical standards are built. All directors, officers and employees must respect and obey the laws of the governments and regulatory agencies under which we operate.

Conflicts of Interest

A "conflict of interest" exists when a person's private activities and/or interest interferes in any way with the interests of the Company. A conflict situation can arise when directors, officers or employees take actions or have interests that may make it difficult to perform their Company work objectively and/or effectively.

These situations may include any relationship with another party who represents, does work for, or interacts with the Company, where this relationship may appear to interfere with the directors, officers or employee's ability to dispassionately and objectively act in the best interests of the Company. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, directors, officers and employees and their family members may create conflicts of interest and shall not be permitted.

The following are some general principles that should be kept in mind:

Avoid situations where your personal interests conflict, or appear to conflict with, those of the Company.

An employee should not own stock in a competitor unless it is a public company and they have advised Company management and/or sought prior approval from the Board to purchase the stock. Further, the employee should not have any discretionary authority in dealing with that company.

If any directors, officers or employees have a financial interest (or indirect interest) in a transaction between the Company and a third party, that interest must be approved by the Board.

For any transactions that would require reporting under SEC rules, directors of the Company must obtain written confirmation from the Board that the proposed transaction is fair to the Company.

Loans or advances from the Company to directors or executive officers of the Company are prohibited. Loans from the Company to other officers and employees must be approved in advance by the Board.

Insider Trading

Directors, officers and employees who are aware of material non-public information about the Company cannot use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company is confidential. To use confidential information for your benefit or to benefit others is both unethical and illegal and will be dealt with firmly by the Company.

Generally, material information is information that would cause a "reasonable investor" to make or influence a decision to purchase, sell, or hold a security. Specific Company rules with regard to insider trading are:

o No officer, director, affiliate or employee of the Company shall buy or sell securities for his/her personal portfolio or for portfolios of others where his/her decision is substantially influenced by material information derived, in whole or in part, by reason of his or her employment unless the information is also available to the investing public on reasonable inquiry.
o Any person having access to material and non-public corporate information violates anti-fraud provisions of the federal securities laws by effecting securities transactions without disclosure of the information.
o To avoid possible violations, the principals/senior executives of the Company will exercise great care in their supervision of employees and of the securities transactions of their personnel. If there is any question as to whether a contemplated purchase or sale would violate the insider trading rules, employees will be required to consult with the Chief Executive Officer or the Chief Compliance Officer prior to executing the transaction.
o Covered under the Company's Code of Ethics are all personnel, both registered and unregistered.
o The Company will disseminate its rules regarding Insider Trading at least annually to each employee or affiliate of the group. Each employee or affiliate will be asked to acknowledge receipt by signing a form confirming an adequate understanding and agreement to comply with its terms. Acknowledgement of receipt, renewed annually, shall constitute compliance with this procedure.
o The Company will also require that each employee or affiliate provide information regarding his/her personal trading activity, including: name of security bought or sold, price paid for the security, date of the purchase or sale, and the custodian of the position or the portfolio. The list of activities (or copies of the statements) will be provided no less than quarterly, or at the request of the Compliance Department. Each registered representative must provide the Chief Compliance Officer with duplicate copies of confirmations and statements by the custodian of any outside account held or controlled by the Registered Representative.

Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities for gain that are discovered through the use of corporate property, information or position without the consent of the Board. Employees, officers and directors are obligated to the Company to advance its interests when the opportunity to do so arises.

Competition and Fair Dealing

We are committed to outperform our competition fairly and honestly. Stealing proprietary information or trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of competitors is prohibited.

Business Entertainment and Gifts

The purpose of business entertainment and gifts is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it is consistent with customary business practices, is not excessive in value, cannot be construed as a bribe or payoff and does not violate any laws or regulations.

NASD rules regarding giving or receiving of gifts and gratuities, by member firms and its associates, specifically prohibits:

o Accepting non-cash sales incentives from issuers, underwriters, sponsors, etc. in excess of $100.00 per year.

o Giving any gratuity in excess of $100.00 to anyone in the securities or financial industry or spending more than a reasonable amount for the entertainment of customers, without prior approval from the Company.

Discrimination and Harassment

The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.

Health and Safety

The Company wants to create a safe and healthy work environment. All interested parties have some responsibility for maintaining a safe and healthy workplace for everyone and should follow safety and health rules and practices, report accidents, injuries and unsafe equipment, and by using good judgment in the workplace.

Violence and threatening behavior are not permitted. Employees should report to work in good condition and able to perform their duties. They should be free from the influence of illegal drugs or alcohol.

Accounting Policies/Record-Keeping

The Company will keep books and records which reasonably reflect and fairly present the transactions, status of the assets, and results of operation of the Company. The records and reports will adhere to applicable legal requirements and to the Company's system of internal controls. The Company will maintain only one official set of books which will be comprehensive in nature. Books and records will not be falsified or made to be misleading. All directors, officers and employees using business expense accounts must properly document them and accurately record appropriate business expenses.

Use of Company Assets

All parties should protect the Company's assets and attempt to use them efficiently in conjunction with conducting the business of the Company. Waste, theft, and fraud have a direct impact on the Company's profitability and should be reported to Senior Management. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

Payments to Government Personnel

We are a publicly-held company under the laws of the United States, and are subject to the provisions of the U.S. Foreign Corrupt Practices Act. The Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

Reporting any Illegal or Unethical Behavior

Employees and interested parties are encouraged to communicate with Senior Management or other appropriate personnel about illegal or unethical behavior or acts, without fear of retaliation for such reports made in good faith.

                                    APPENDIX

              CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

         The Company has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. The CEO and all senior financial officers, including the CFO and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the CEO and senior financial officers are subject to the following additional specific policies:

l. The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the U.S. Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Board any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Board in fulfilling its responsibilities.

2. The CEO and each senior financial officer shall promptly bring to the attention of the Board any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

3. The CEO and each senior financial officer shall promptly bring to the attention of the Board any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

4. The CEO and each senior financial officer shall promptly bring to the attention of the Board any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5. The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and the Company's senior officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

                       ACKNOWLEDGEMENT OF RECEIPT OF CODE


         The undersigned, _____________________________________, hereby acknowledges receipt of the Code of Business Conduct and Ethics (the "Code") of JPC Capital Partners, Inc. (the "Company"), as adopted by the Board of Directors of the Company on March 15, 2005. In addition, the undersigned hereby confirms that he/she has carefully read and understands the Code.



_________________________________                 Dated: ________________, 2005
         [Signature]


---------------------------------
     [Print or Type Name]


ADOPTED BY THE BOARD OF DIRECTORS
on March 15, 2005



John C. Canouse
Chief Executive Officer